Exhibit 99
PRESS RELEASE
FOR IMMEDIATE RELEASE
Contact: Marty Jimmerson
RigNet, Inc.
+1 (281) 674-0699
investor.relations@rig.net
RigNet, Inc. Announces First Quarter 2011 Earnings Results
HOUSTON, TX — May 11, 2011 —
•	Reported revenue of $24.5 million, a 12.4% increase over the same quarter last year and a 0.8% increase over the previous quarter

•	Reported Adjusted EBITDA of $6.6 million, a 8.2% increase over the same quarter last year and a 21.4% decrease from the previous quarter

•	Reported capital expenditures of $4.3 million, a 34.4% increase over the same quarter last year and a 7.5% increase over the previous quarter

•	Balance sheet highlights as of March 31, 2011:
•	Cash was $55.1 million (excluding restricted cash of $10.0 million)

•	Working capital was $50.6 million

•	Debt was $30.0 million
•	Selected operational data as of March 31, 2011:

	Eastern	Western
	Hemisphere	Hemisphere	U.S. Land

Drilling rigs (1)	143	80	323

Other sites (2)	131	159	82

(1)	Eastern and Western Hemisphere include jack up, semi-submersible and drillship rigs

(2)	Includes production facilities, energy support vessels, related remote support offices and supply bases
For the three months ended March 31, 2011, RigNet, Inc. (“RigNet” or the “Company”) (NASDAQ: RNET), today announced revenue of $24.5 million, Adjusted EBITDA of $6.6 million and net income of zero. For the three months ended March 31, 2010, revenue was $21.8 million, Adjusted EBITDA was $6.1 million and net loss was zero. For the sequential comparison of the three months ended December 31, 2010, revenue was $24.3 million, Adjusted EBITDA was $8.4 million and net loss was $4.7 million.
Revenue increased by $2.7 million or 12.4% for the three months ended March 31, 2011 as compared to the same period of 2010 due primarily to the recovery of the U.S. land drilling market, widened geographic footprint in U.S. land drilling, and improvement in the U.S. Gulf of Mexico. Adjusted EBITDA increased by $0.5 million or 8.2% over the prior year period primarily due to increased revenue described above partially offset by additional costs related to operating as a publicly-traded company. Net income increased by $30,000 for the three months ended March 31, 2011 as compared to the same period of 2010.
1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

Revenue increased by $0.2 million or 0.8% for the three months ended March 31, 2011 as compared to the previous quarter due primarily to the recovery of the U.S. land drilling market and widened geographic footprint in U.S. land drilling. Adjusted EBITDA decreased by $1.8 million or 21.4% over the previous quarter primarily due to additional costs related to operating a public company. Excluding the effect of pre-tax, non-cash derivatives charges of $4.8 million in the previous quarter, net income decreased $70,000 for the three months ended March 31, 2011 as compared to the prior quarter.
Mark B. Slaughter, Chief Executive Officer and President, commented, “I am proud that we have successfully completed our first full quarter as a public company and that we met our internal financial expectations for the period. As anticipated, we incurred higher expenses associated with operating as a public company, but we continue to see positive trends in our U.S. Land and Western Hemisphere segments, the latter being led by robust activity in Brazil and an improving U.S. Gulf of Mexico environment. Overall, I am pleased our management team both executed well in the quarter and successfully transitioned to a public company.”
A conference call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) tomorrow to discuss RigNet’s 2011 first quarter results. The call may be accessed live over the telephone by dialing (877) 845-0777, or, for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors — Webcasts and Presentations section. A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.
Non-GAAP Financial Measures
This press release contains the following non-GAAP measures: Gross Profit and Adjusted EBITDA. Gross Profit and Adjusted EBITDA are financial measures that are not calculated in accordance with generally accepted accounting principles, or GAAP.
We define Gross Profit as revenue less cost of revenue. This measure is used to evaluate operating margins and the effectiveness of cost management.
We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, (gain) loss on retirement of property and equipment, change in fair value of derivatives, stock-based compensation and IPO costs and related bonuses. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP.
We refer you to the Company’s most recent 10-K filing for the year ended December 31, 2010 for a more detailed discussion of the uses and limitations of our non-GAAP financial measures.
About RigNet
RigNet (NASDAQ: RNET) is a leading global provider of managed communications, networks and collaborative applications dedicated to the oil and gas industry. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to remote sites in over 30 countries on six continents, effectively spanning the drilling and production industry. RigNet is based in Houston, Texas. For more information, please visit www.rig.net.
Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 — that is, statements related to the future, not past, events. Forward-looking statements are based on the current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.
1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months
	Ended March 31,
	2011	2010
	(in thousands)
Unaudited Consolidated Statements of Loss Data:
Revenue	$24,467	$21,820

Expenses:
Cost of revenue	11,173	10,272
Depreciation and amortization	3,512	3,951
Selling and marketing	462	466
General and administrative	6,266	5,264

Total expenses	21,413	19,953

Operating income	3,054	1,867
Other expense, net	(534)	(808)

Income before income taxes	2,520	1,059
Income tax expense	(2,497)	(1,066)

Net income (loss)	$23	$(7)

Income (Loss) Per Share — Basic and Diluted
Net loss attributable to RigNet, Inc. common stockholders	$(25)	$(800)
Net income (loss) per share attributable to RigNet, Inc.common stockholders, basic	$0.00	$(0.15)
Net income (loss) per share attributable to RigNet, Inc. common stockholders, diluted	$0.00	$(0.15)
Weighted average shares outstanding, basic	15,241	5,319
Weighted average shares outstanding, diluted	15,241	5,319

Unaudited Non-GAAP Data:
Gross Profit	$13,294	$11,548
Adjusted EBITDA	$6,595	$6,101

	Three Months
	Ended March 31,
	2011	2010
	(in thousands)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$23	$(7)
Interest expense	446	412
Depreciation and amortization	3,512	3,951
(Gain) loss on retirement of property and equipment	(6)	14
Change in fair value of preferred stock derivatives	—	240
Stock-based compensation	123	122
Initial public offering costs	—	303
Income tax expense	2,497	1,066

Adjusted EBITDA (non-GAAP measure)	$6,595	$6,101

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	March 31,	December 31,
	2011	2010
	(in thousands)
Unaudited Consolidated Balance Sheet Data:
Cash and cash equivalents	$55,052	$50,435
Restricted cash — current portion	2,500	2,500
Restricted cash — long-term portion	7,500	7,500
Total assets	136,008	129,785
Current maturities of long-term debt	8,659	8,655
Long-term debt	21,315	23,484

	Three Months Ended March 31,
	2011	2010
	(in thousands)
Unaudited Consolidated Statements of Cash Flows Data:
Cash and cash equivalents, January 1,	$50,435	$11,379
Net cash provided by operating activities	4,911	4,586
Net cash used by investing activities	(2,957)	(3,963)
Net cash provided (used) by financing activities	2,263	(2,358)
Changes in foreign currency translation	400	(559)

Cash and cash equivalents, March 31,	$55,052	$9,085

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended March 31, 2011 (Unaudited)
	Eastern	Western		Corporate &	Consolidated
	Hemisphere	Hemisphere	U.S. Land	Eliminations	Total
	(in thousands)
Revenue	$15,117	$4,957	$4,393	$—	$24,467
Cost of revenue	5,677	2,587	2,271	638	11,173

Gross Profit (non-GAAP measure)	9,440	2,370	2,122	(638)	13,294
Depreciation and amortization	2,002	1,108	457	(55)	3,512
Selling, general and administrative	2,028	717	749	3,234	6,728

Operating income	$5,410	$545	$916	$(3,817)	$3,054

Adjusted EBITDA (non-GAAP measure)	$7,314	$1,669	$1,372	$(3,760)	$6,595

	Three Months Ended March 31, 2010 (Unaudited)
	Eastern	Western		Corporate &	Consolidated
	Hemisphere	Hemisphere	U.S. Land	Eliminations	Total
	(in thousands)
Revenue	$15,067	$4,351	$2,668	$(266)	$21,820
Cost of revenue	5,968	2,228	1,369	707	10,272

Gross Profit (non-GAAP measure)	9,099	2,123	1,299	(973)	11,548
Depreciation and amortization	2,165	807	922	57	3,951
Selling, general and administrative	1,883	569	474	2,804	5,730

Operating income	$5,051	$747	$(97)	$(3,834)	$1,867

Adjusted EBITDA (non-GAAP measure)	$7,231	$1,559	$825	$(3,514)	$6,101

	Three Months Ended December 31, 2010 (Unaudited)
	Eastern	Western		Corporate &	Consolidated
	Hemisphere	Hemisphere	U.S. Land	Eliminations	Total
	(in thousands)
Revenue	$15,411	$5,032	$3,874	$—	$24,317
Cost of revenue	6,029	2,362	2,114	732	11,237

Gross Profit (non-GAAP measure)	9,382	2,670	1,760	(732)	13,080
Depreciation and amortization	1,998	1,112	638	(114)	3,634
Selling, general and administrative	1,313	572	670	2,870	5,425

Operating income	$6,071	$986	$452	$(3,488)	$4,021

Adjusted EBITDA (non-GAAP measure)	$8,510	$2,100	$1,091	$(3,272)	$8,429

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1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net